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Exhibit 3.1

Amended and Restated Certificate of Incorporation
of
Hawaiian Telcom Holdco, Inc.

        Hawaiian Telcom Holdco, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

        1.     The Corporation filed its original Certificate of Incorporation with the Delaware Secretary of State on May 19, 2004 (the "Original Certificate"). The Corporation was originally incorporated under the name Paradise Holdco, Inc. The Original Certificate was amended by the Certificate of Amendment to the Certificate of Incorporation filed with the Delaware Secretary of State on October 27, 2004 (the "Amended Certificate"). The Amended Certificate was further amended by the Certificate of Correction filed with the Delaware Secretary of State on April 15, 2005 (the "Certificate of Correction"). The Amended Certificate and the Certificate of Correction were amended and restated by the Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on November 15, 2005.

        2.     On December 1, 2008, the Corporation and certain of its affiliates filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware, which was transferred to the United States Bankruptcy Court for the District of Hawaii (the "Bankruptcy Court") (Case No. 08-02005) on December 22, 2008. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware (the "DGCL"), pursuant to the authority granted to the Corporation under Section 303 of the DGCL to put into effect and carry out the Joint Plan of Reorganization of the Corporation pursuant to Chapter 11 of the Bankruptcy Code, as confirmed on December 30, 2009 [Docket No. 1570] by order (the "Order") of the Bankruptcy Court (the "Plan"). Provision for the filing of this Amended and Restated Certificate of Incorporation is contained in the Plan as confirmed by the Order of the Bankruptcy Court having jurisdiction under the Bankruptcy Code for the reorganization of the Corporation under Chapter 11 of the Bankruptcy Code.

        3.     This Amended and Restated Certificate of Incorporation has been duly executed and acknowledged by an officer of the Corporation designated by such Order in accordance with the provisions of Sections 242, 245 and 303 of the DGCL.

        4.     The certificate of incorporation of the Corporation is hereby amended and restated in its entirety as follows:

ARTICLE I

        Section 1.01.    The name of the Corporation is Hawaiian Telcom Holdco, Inc.

        Section 1.02.    The Corporation is to have perpetual existence.

ARTICLE II

        The address of the registered office of the Corporation in the State of Delaware is 615 South DuPont Highway, Dover, County of Kent, 19901. The name of its registered agent at such address is National Corporate Research, Ltd.

ARTICLE III

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as from time to time amended.

 ARTICLE IV

        Section 4.01.    Capitalization.    The total number of shares of all classes of stock that the Corporation is authorized to issue is 250,000,000 shares, consisting of 5,000,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock") issuable in one or more series as hereinafter provided, and 245,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock"). The number of authorized shares of the Common Stock or Preferred Stock may be increased or decreased (but the number of authorized shares of Common Stock may not be decreased below (i) the number of shares thereof then outstanding plus (ii) the number of shares of Common Stock issuable upon exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Common Stock and reserved under any equity plan, and the number of authorized shares of Preferred Stock may not be decreased below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the Common Stock together with any other class of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

        Section 4.02.    Purchase of Shares by the Corporation.    The Corporation may purchase any shares of outstanding capital stock of the Corporation or the right to purchase any such shares of capital stock from any holder thereof on terms and conditions established by the Board of Directors of the Corporation (the "Board of Directors") or a duly authorized committee thereof.

        Section 4.03.    Blank Check Preferred Stock.    The Board of Directors is hereby expressly authorized, by resolution or resolutions and without stockholder approval, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers, if any), preferences and relative, participating, optional or other special rights, if any, or the qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. The designations, powers, preferences and relative, participating, optional and other rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

        Section 4.04.    Common Stock.

          (A)  Voting Rights.

            (1)   Except as otherwise provided herein, each holder of Common Stock, as such, shall be entitled to one (1) vote in person or by proxy for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, whether voting separately as a class or otherwise; provided, however, that, to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

            (2)   Except as otherwise required in this Amended and Restated Certificate of Incorporation or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

            (3)   No holder of Common Stock shall have any preemptive rights with respect to the Common Stock or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation, whether now or hereafter authorized.

          (B)    Dividends and Distributions.    Subject to the preferences applicable to any series of Preferred Stock outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

          (C)    Options, Rights or Warrants.    The Corporation shall have the power to create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Corporation, options, exchange rights, warrants, convertible rights, and similar rights permitting the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes at the time authorized, such options, exchange rights, warrants, convertible rights and similar rights to have such terms and conditions, and to be evidenced by or in such instrument or instruments, consistent with the terms and provisions of this Certificate of Incorporation and as shall be approved by the Board of Directors.

        Section 4.05.    Liquidation, Dissolution or Winding Up.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to payments upon the dissolution, liquidation or winding up of the Corporation shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.

        Section 4.06.    No Cumulative Voting.    No stockholder of the Corporation shall be entitled to cumulate his or her voting power.

        Section 4.07.    No Nonvoting Equity Securities.    Notwithstanding anything to the contrary in this Certificate of Incorporation, the Corporation shall not issue nonvoting equity securities to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code (11 U.S.C. § 1123(a)(6)). The prohibition on the issuance of nonvoting equity securities is included in this Certificate of Incorporation in compliance with Section 1123(a)(6) of the Bankruptcy Code (11 U.S.C. § 1123(a)(6)).

ARTICLE V

        Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors, by affirmative vote of a majority of the whole Board of Directors, is expressly authorized to adopt, amend or repeal any or all of the Bylaws of the Corporation. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, the Bylaws may also be adopted, amended or repealed by the affirmative vote of a majority of the shares of the Corporation entitled to vote generally in elections of Directors that are present at a duly called annual or special meeting of stockholders at which a quorum is present.

 ARTICLE VI

        Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the Corporation and may not be effected by a written consent of stockholders.

ARTICLE VII

        Section 7.01.    In the event that at least 30 percentage points of "owner shift" has occurred with respect to the Corporation's equity for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, and the Treasury regulations thereunder (collectively, "Section 382") since the Corporation's most recent "ownership change," as reasonably determined by the Corporation (in consultation with outside counsel) in accordance with Section 382, then the restrictions on the trading of the Corporation's stock as set forth in this Article VII shall automatically take effect.

        Section 7.02.    If trading restrictions on transfers of the Corporation's stock take effect pursuant to Section 7.01 hereof, the Corporation shall promptly announce the terms of such trading restrictions by means of a press release and the filing of a Current Report on Form 8-K with the Securities and Exchange Commission. The terms of such restrictions, including the form of any notice or application documentation that may be associated with such restrictions, shall also be described by the Corporation in each quarterly and annual report filed by the Corporation with the Securities and Exchange Commission. For purposes of these restrictions, all references to a "4.75% stockholder" shall be interpreted to be consistent with the definition of a "5-percent stockholder" under Section 382.

        Section 7.03.    If trading restrictions on transfers of the Corporation's stock take effect pursuant to Section 7.01, the principal terms of such trading restrictions shall be as follows. The Board of Directors shall have the authority in its sole discretion to determine and establish the definitive and ancillary terms of such trading restrictions, so long as such terms are consistent with the provisions of this Article VII.

          (A)  Any acquisition of the Corporation's stock by a person or entity who is not a 4.75% stockholder of the Corporation will be null and void ab initio as to the purchaser to the extent such acquisition causes such person or entity to become a 4.75% stockholder of the Corporation, unless the acquisition of such stock (i) was previously approved in writing by the Corporation's Board of Directors, or (ii) will not result in an increase in an "owner shift" for purposes of Section 382 in excess of any "owner shift" that would have occurred if the seller had sold the same amount of stock through general public market transactions (e.g., because the stock is purchased from another 4.75% stockholder whose stock acquisition had caused an owner shift) (a "Permitted Acquisition"). Any acquisition of stock that is neither approved by the Corporation's Board of Directors nor a Permitted Acquisition will be null and void ab initio as to the purchaser.

          (B)  Any stockholder of the Corporation seeking to use the "Permitted Acquisition" exception in the case of Section 7.03(A) above shall, prior to such Permitted Acquisition, notify the Corporation in writing of such transaction and provide relevant factual information sufficient to establish that the acquisition will qualify as a Permitted Acquisition. If the Corporation shall not agree that such acquisition is a Permitted Acquisition, such stockholder shall be permitted to engage in such acquisition only if either (i) the stockholder obtains a private letter ruling from the IRS that such acquisition is a Permitted Acquisition, or (ii) the stockholder obtains an opinion letter from a nationally recognized law or accounting firm reasonably satisfactory to the Corporation that such acquisition "will" be a Permitted Acquisition.

          (C)  The trading restrictions shall expire on the second anniversary of the date on which the Corporation emerges from Chapter 11 bankruptcy protection; provided, however, that the Board of

  Directors may determine to extend the trading restrictions for an additional period of time and shall announce such extension, if any, by press release and the filing of a Form 8-K.

          (D)  No stockholder shall be subject to any limitations on the disposition of shares as a result of this Article VII.

        Section 7.04.    All stockholders of the Corporation that have filed or would be required to file a Schedule 13D or 13G with the Securities and Exchange Commission with respect to the Corporation shall be required to provide the following information to the Corporation regarding such stockholder's ownership of the Corporation's stock: (A) the dates of the acquisition and disposition of all such stock and (B) the amounts of such acquisitions and dispositions. Such information shall be provided by the stockholder to the Corporation on a confidential basis within five business days (i) after such stockholder has acquired an amount of stock of the Corporation that would require such stockholder to later file a Schedule 13D or 13G (assuming it continued to hold such stock through the end of the year) and (ii) from time to time thereafter upon increasing its direct or indirect beneficial ownership by more than two percent of the Corporation's stock. In addition, each such stockholder, upon the request of the Corporation shall within five business days provide such other information as may be reasonably necessary for the Corporation to determine the effect of such acquisition or disposition on the Corporation's net operating loss carryforward or as may be required by applicable law or regulation.

        Section 7.05.    Except as provided in this Amended and Restated Certificate of Incorporation, after the date hereof, the Corporation shall not impose any trading restrictions on transfers of the Corporation's stock.

        Section 7.06.    Unless otherwise defined herein, all terms used in this Article VII are intended to have the meanings ascribed to them under Section 382 and shall be construed accordingly.

ARTICLE VIII

        Subject to the provisions of this Article VIII, the Corporation reserves the right to amend, add to or repeal any provision contained in this Amended and Restated Certificate of Incorporation. The provisions set forth in Articles VI, VII, and VIII of this Amended and Restated Certificate of Incorporation and Sections 2.2, 2.7, 3.2, 3.5, 3.6, 3.7, 3.8, and 7.12 of the Corporation's Bylaws may not be repealed or amended in any respect unless such action is approved by the affirmative vote of a majority of all shares of the Corporation entitled to vote generally in elections of Directors. Additionally, the provisions set forth in Sections 2.6, 2.8, 2.9, and 3.4 of the Corporation's Bylaws may not be repealed or amended in any respect unless the action is approved by both the affirmative vote of a majority of the whole Board of Directors and the affirmative vote of a majority of all shares of the Corporation entitled to vote generally in elections of Directors.

ARTICLE IX

        A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (A) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the DGCL or (D) for any transaction from which the Director derived any improper personal benefit. If the DGCL is hereafter amended to authorize, with the approval of a corporation's stockholders, further reductions in the liability of a corporation's Directors for breach of fiduciary duty, then a Director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of the foregoing provisions of this Article IX by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification. This Corporation is authorized to indemnify the Directors and officers of this Corporation, as well as employees and agents of the Corporation, to the fullest extent permissible under Delaware law.

ARTICLE X

        The Corporation elects to be governed by Section 203 of the DGCL.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer on this 28th day of October, 2010.

HAWAIIAN TELCOM HOLDCO, INC., a Delaware corporation
By:	/s/ ROBERT REICH
Name:	Robert Reich
Its:	SVP & Chief Financial Officer

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  Exhibit 3.1
Amended and Restated Certificate of Incorporation of Hawaiian Telcom Holdco, Inc.
ARTICLE I
ARTICLE II
ARTICLE III
ARTICLE IV
ARTICLE V
ARTICLE VI
ARTICLE VII
ARTICLE VIII
ARTICLE IX
ARTICLE X